EXHIBIT 99.1
FOR IMMEDIATE RELEASE
January 19, 1999


Contact: Investors       Susan Carr (704-386-8059) or Kevin Stitt (704-386-5667)
             Media       Bob Stickler (704-386-8465)



BANKAMERICA REPORTS FOURTH QUARTER OPERATING EARNINGS OF $1.6 BILLION; EARNS $6.5 BILLION FOR 1998

CHARLOTTE, NC, January 19, 1999 - BankAmerica Corporation today reported operating earnings of $1.60 billion, or $.92 ($.91 diluted) per share, for the fourth quarter of 1998. That compared to $1.68 billion, or $.96 ($.94 diluted) per share, a year earlier. Historical results reflect both the former BankAmerica and NationsBank corporations, which merged on September 30, 1998.

The company recorded a $441 million after-tax charge to cover costs associated with the merger of NationsBank and BankAmerica. As a result, net income for the fourth quarter of 1998 was $1.16 billion, or $.67 ($.66 diluted) per share, compared to $1.46 billion, or $.84 ($.81 diluted) per share, a year earlier, when the company took an after-tax charge related to its merger with Barnett Banks of $220 million.

"We enter 1999 with renewed momentum, having rebounded from the third quarter," said Hugh L. McColl, Jr., BankAmerica chairman and chief executive officer. "The major components of our business are reporting solid results. Our challenge now is to unlock the huge potential of the unmatched growth franchise we have built."


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For all of 1998,  BankAmerica's  operating  earnings  totaled $6.49 billion,  or
$3.73 per share ($3.64 diluted), compared to $6.81 billion, or $3.86 per share ($3.76 diluted), in 1997. Net income in 1998 was $5.17 billion, or $2.97 per share ($2.90 diluted), compared to $6.54 billion, or $3.71 per share ($3.61 diluted) a year earlier.

Fourth Quarter Earnings (compared to a year ago)
-----------------------------------------------
While the company benefited from strong performance in its core consumer and commercial banking franchise, reduced revenues primarily from investment banking, trading and other market-related sources caused income to fall below the level of a year earlier. Operating earnings represented a 14.12 percent return on equity.

Net Interest Income
-------------------
Taxable-equivalent net interest income increased 1 percent from a year earlier to $4.65 billion, as loan and deposit growth offset the impact of asset securitizations and loan sales and continued pressure on the company's margin. Average managed loans grew 11 percent to $382 billion, reflecting increases in both consumer and commercial loans. The net yield on earning assets declined by 27 basis points to 3.58 percent due to a higher level of investment securities and lower loan and deposit spreads.

Noninterest Income
------------------
Noninterest income declined 18 percent to $2.66 billion, as turbulence in the financial markets affected the company's capital markets businesses. The primary factors were a $286 million reduction in investment banking fees and a $255 million decline in other income from a year earlier. Credit card and brokerage registered healthy gains.

At the same time, strong investor demand for U.S. Treasury securities led to a significant increase in the value of the company's securities portfolio. The company recorded realized securities gains of $404 million in the fourth quarter, up from $111 million a year earlier.


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D.E. Shaw
---------
The company significantly reduced its exposure to D.E. Shaw, a New York trading and investment company, during the fourth quarter and sharply reduced its losses derived from that relationship below third quarter levels.

The company acquired a $20 billion fixed-income portfolio and related hedge positions from Shaw, effective October 7, 1998. More than $13 billion of that portfolio was liquidated. Another $6 billion was absorbed into the company's trading portfolio because the securities were attractive and met the company's portfolio strategies and risk parameters. The company now considers those positions as part of its operations and does not anticipate reporting on them separately in the future. Trading losses incurred from the fixed-income portfolio and related hedge positions acquired from Shaw totaled $43 million during the fourth quarter.

As previously reported, the company is carrying the original loan to Shaw as an investment on its books and marking it to market value each quarter. During the fourth quarter, the company marked down the investment by $158 million, mainly as a result of trading losses early in the quarter and, to a lesser extent, expenses connected with the restructuring of the strategic alliance. In addition, Shaw made a regularly scheduled $100 million repayment. As a result of the revaluation and repayment, the investment was valued at $770 million on December 31, 1998, down from approximately $1 billion on September 30.

The $43 million in trading losses and $158 million markdown in the company's investment meant the total impact on the company from the Shaw relationship in the fourth quarter was a pre-tax loss of $201 million, equal to $.07 per diluted share.

Efficiency
----------
Noninterest expense decreased 1 percent to $4.69 billion, reflecting cost reductions resulting from recent mergers somewhat offset by continued spending on transition projects associated with the merger of NationsBank and BankAmerica. Personnel expenses dropped by more than 2 percent, and other operating expenses were generally flat.

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Page 4


Credit Quality
--------------
Nonperforming assets were $2.76 billion, or .77 percent of net loans, leases and foreclosed properties on December 31, 1998, up from $2.42 billion, or .71 percent a year earlier. The allowance for credit losses totaled $7.12 billion on December 31, 1998, equal to 287 percent of nonperforming loans and 1.99 percent of net loans and leases. The allowance was $6.78 billion, or 1.98 percent of net loans and leases, a year earlier.

The provision for credit losses in the fourth quarter was $510 million, up from $498 million a year earlier. Net charge-offs rose to $544 million, equal to an annualized .60 percent of average net loans and leases, from $491 million, or
 .58 percent, a year earlier.

Full-Year Earnings
------------------

Results for the year also reflected solid gains in the company's core consumer and commercial banking businesses offset by the impact of volatile financial markets on the corporate banking and capital markets businesses as well as higher credit costs.

Taxable-equivalent net interest income declined less than 1 percent to $18.46 billion, as an 8 percent increase in average managed loans was offset by a 31 basis point reduction in the company's net yield on earning assets.

Noninterest income rose 4 percent to $12.19 billion. Investment banking, which included results from investment banking units acquired late in 1997, credit card and brokerage registered significant year-over-year gains which were somewhat offset by lower trading results.

Noninterest expense increased 6 percent, reflecting the addition of NationsBanc Montgomery Securities which was acquired on October 1, 1997 and Robertson Stephens, acquired in the fourth quarter of 1997, and spending on transition projects.

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Page 5


The provision for credit losses was $2.92 billion, up from $1.90 billion a year earlier. Net charge-offs rose to $2.47 billion, equal to an annualized .71 percent of average net loans and leases, from $1.85 billion, or .54 percent, a year earlier.

Capital Strength
----------------
Total shareholders' equity was $45.9 billion at December 31, 1998. This represented 7.44 percent of period-end assets, compared to 7.81 percent on December 31, 1997. Book value per common share rose 4 percent to $26.60 at December 31, 1998, from a year earlier.

BankAmerica Corporation, with $618 billion in total assets, is the largest bank in the United States. It has full-service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. BankAmerica Corporation stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.


www.nationsbank.com
www.bankamerica.com

BANKAMERICA CORPORATION

                                          THREE MONTHS         TWELVE MONTHS
                                        ENDED DECEMBER 31    ENDED DECEMBER 31
                                        -----------------    ------------------
                                          1998       1997      1998        1997
                                        ------     ------    ------      ------
    FINANCIAL SUMMARY
    -----------------
    (In millions except per-share data)

    Operating net income               $1,603     $1,679     $6,490     $6,806
     Operating earnings
      per common share                    .92        .96       3.73       3.86
     Diluted operating earnings
      per common share                    .91        .94       3.64       3.76
    Cash basis earnings (1)             1,825      1,903      7,391      7,661
     Cash basis earnings per
      common share                       1.05       1.09       4.25       4.36
     Cash basis diluted earnings
      per common share                   1.04       1.06       4.15       4.24
    Dividends paid per common share       .45        .38       1.59       1.37
    Price per share of common stock
     at period end                      60.13      60.81      60.13      60.81
    Average common shares           1,731.314  1,723.404  1,732.057  1,733.194
    Average diluted common shares   1,763.055  1,774.572  1,775.760  1,782.172

    SUMMARY INCOME STATEMENT (Operating Basis)
    ------------------------
    (Taxable-equivalent in millions)

    Net interest income                $4,650     $4,598    $18,461    $18,589
    Provision for credit losses          (510)      (498)    (2,920)    (1,904)
    Gains on sales of securities          404        111      1,017        271
    Noninterest income                  2,655      3,225     12,189     11,756
    Other noninterest expense          (4,687)    (4,736)   (18,741)   (17,625)

    Income before income taxes          2,512      2,700     10,006     11,087
    Income taxes - including
     FTE adjustment                       909      1,021      3,516      4,281
    Operating net income               $1,603     $1,679     $6,490     $6,806

    SUMMARY BALANCE SHEET
    ---------------------
    (Average balances in billions)

    Loans and leases, net            $357.636   $337.881   $347.840   $343.151
    Managed loans and
     leases, net (2)                  381.853    342.758    371.183    344.003
    Securities                         72.302     60.724     66.684     48.269
    Earning assets                    517.066    474.321    499.739    464.962
    Total assets                      606.541    556.595    584.487    543.796
    Deposits                          351.766    338.331    345.485    336.883
    Shareholders' equity               45.051     43.807     44.829     43.610
    Common shareholders' equity        44.989     42.947     44.467     42.151


    PERFORMANCE INDICES (Operating Basis)
    -------------------
    Return on average common
     shareholders' equity              14.12%     15.36%     14.54%     15.88%
    Return on average tangible
     common shareholders' equity        23.97      27.59      25.24      27.77
    Return on average assets             1.05       1.20       1.11       1.25
    Return on average tangible
     assets                              1.22       1.40       1.30       1.45
    Net interest yield                   3.58       3.85       3.69       4.00
    Efficiency ratio                    64.16      60.55      61.15      58.08
    Cash basis efficiency ratio         61.12      57.69      58.20      55.27
    Net charge-offs (in millions)        $544       $491     $2,467     $1,851
     % of average loans and
     leases, net                         .60%       .58%       .71%       .54%
    Managed credit card net charge-offs
     as a % of average managed credit
     card receivables                    5.83       6.58       6.27       6.19

    REPORTED RESULTS (Including Merger and Restructuring Items)
    ----------------
    (In millions except per-share data)

    Net income                         $1,162     $1,459     $5,165     $6,542
     Earnings per common share            .67        .84       2.97       3.71
     Diluted earnings
      per common share                    .66        .81       2.90       3.61
    Return on average common
      shareholders' equity              10.23      13.33      11.56      15.26

    (1) Cash basis earnings equal operating net income excluding amortization of intangibles.
    (2) Prior periods are restated for comparison (e.g. acquisitions, divestitures and securitizations).
    (3) Ratios and amounts for 1997 have not been restated to reflect the impact of the Barnett Banks, Inc. and BankAmerica mergers.

                                                       DECEMBER 31
                                                    1998       1997
                                                  ------     ------
    BALANCE SHEET HIGHLIGHTS
    ------------------------
    (In billions except per-share data)

    Loans and leases, net                         $357.328   $342.140
    Securities                                      80.587     67.031
    Earning assets                                 525.149    479.763
    Total assets                                   617.679    570.983
    Deposits                                       357.260    346.297
    Shareholders' equity                            45.938     44.584
    Common shareholders' equity                     45.866     43.907
     Per share                                       26.60      25.49

    Total equity to assets ratio
     (period-end)                                    7.44%      7.81%

    Risk-based capital(3)
     Tier 1 capital ratio                             7.06       6.50
     Total capital ratio                             10.94      10.89

    Leverage ratio(3)                                 6.22       5.57

    Common shares issued (in millions)           1,724.484  1,722.538

    Allowance for credit losses                     $7.122     $6.778
    Allowance for credit losses
      as a % of net loans and leases                 1.99%      1.98%
    Allowance for credit losses
      as a % of nonperforming loans                 287.01     321.03
    Nonperforming loans                             $2.482     $2.111
    Nonperforming assets                             2.764      2.420
    Nonperforming assets as a % of:
     Total assets                                     .45%       .42%
     Net loans, leases and
       foreclosed properties                          .77        .71

    OTHER DATA

    Full-time equivalent headcount                 170,975    181,265
    Banking centers                                  4,708      5,104
    ATMs                                            14,327     14,867


    BUSINESS  SEGMENT  RESULTS  - Three  months  ended  DECEMBER  31,  1998
    -------------------------
    (In millions)

                                     OPERATING     AVERAGE         RETURN ON
                            TOTAL        NET         LOANS       RISK ADJUSTED
                           REVENUE     INCOME   & LEASES, NET   TANGIBLE EQUITY
                          --------   ---------  -------------   ---------------
    Consumer Banking        $4,530       $926      $174,673          28%
    Commercial Banking         654        184        52,844          22
    Global Corporate and
      Investment Banking     1,505        114       113,267           6
    Wealth Management and
      Principal Investing
      Group                    545         60        17,089          10


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
                                                 1998 Quarters
                                   -----------------------------------
                                    Fourth    Third    Second    First
                                   -------   ------   -------   ------

    Net Income                     $1,162       $374    $2,298   $1,331
    Net Income (excluding
      merger and
      restructuring items)          1,603        893     2,021    1,973
    Earnings per common share         .67        .21      1.32      .77
    Earnings per common share
      (excluding merger and
      restructuring items)           .92        .51      1.16     1.14
    Diluted earnings per
      common share                   .66        .21      1.28      .75
    Diluted earnings per
      common share (excluding
      merger and restructuring
      items)                          .91        .50      1.13     1.11

                                                1997 Quarters
                                   ------------------------------------
                                    Fourth    Third    Second     First
                                   -------   ------    ------    ------
    Net Income                     $1,459     $1,730    $1,718   $1,635
    Net Income (excluding
     merger and
     restructuring items)           1,679      1,774     1,718    1,635
    Earnings per common share         .84        .99       .97      .91
    Earnings per common share
     (excluding merger and
     restructuring items)             .96       1.02       .97      .91
    Diluted earnings per
      common share                    .81        .96       .94      .89
    Diluted earnings per
      common share (excluding
      merger and restructuring
      items)                          .94        .99       .94      .89